UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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AVIGEN, INC.
(Name of Registrant as Specified in Its Charter)

BVF ACQUISITION LLC
BIOTECHNOLOGY VALUE FUND, L.P.
BIOTECHNOLOGY VALUE FUND II, L.P.
BVF INVESTMENTS, L.L.C.
INVESTMENT 10, L.L.C.
BVF PARTNERS L.P.
BVF INC.
MARK N. LAMPERT
OLEG NODELMAN
MATTHEW D. PERRY
ROBERT M. COPPEDGE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Biotechnology Value Fund, L.P. (“BVF”), together with the other participants named herein is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the removal of the members of the Board of Directors of Avigen, Inc. (“Avigen”), without cause, and for the election of BVF’s slate of director nominees to replace the removed directors at a special meeting of stockholders, to be called by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. (“BVF2”).  BVF has not yet filed a definitive proxy statement with the SEC with regard to the Special Meeting.

Item 1: On February 10, 2009, BVF issued the following press release:

Press Release	Source: Biotechnology Value Fund, L.P.

Biotechnology Value Fund, L.P. Requests Avigen Board to Provide Critical Information to Stockholders

Tuesday February 10, 2009, 1:04 pm EST

Raises Questions to be Addressed by Board and Management on Avigen's February 11, 2009 Conference Call

SAN FRANCISCO, Feb. 10 /PRNewswire/ -- Biotechnology Value Fund, L.P. ("BVF"), today called for the management of Avigen, Inc. (Nasdaq: AVGN - News) to address certain fundamental questions BVF believes need to be answered in order for stockholders to effectively evaluate Avigen's future strategic direction. Avigen announced in its January 14, 2009 press release that it will hold a conference call on Wednesday, February 11, 2009 (time to be announced) to, among other things, "provide an update on the progress of the strategic review." To make that update more effective, BVF raises the following questions and challenges the Board and management to finally address these fundamental issues:

1. Why has Avigen failed to call the special meeting of stockholders that would permit stockholders to have a say in Avigen's future? BVF delivered its request for a special meeting to the Board over a month ago. To date, the Board has failed to call the requested special meeting. This meeting would provide stockholders with the ability to exercise their fundamental right to vote on Avigen's strategic direction. If stockholders agree with BVF, they can vote to remove existing directors and elect BVF's nominees. If the Board does not act prior to Wednesday, March 11, 2009 to set a meeting date, BVF can unilaterally set the date of the special meeting and would anticipate setting a meeting date for early April.

2. Why has Avigen not offered downside protection to stockholders? BVF has repeatedly called on Avigen to commit to protecting stockholder value by offering all stockholders a fixed amount of cash under any resulting scenario. Management has continually resisted this suggestion, leading us to believe that Avigen intends to gamble that money. MediciNova has proposed a transaction that offers critical downside protection to stockholders. So why hasn't Avigen done so directly?

3. Why does Avigen not consider the MediciNova proposed merger to be a compelling outcome for stockholders? BVF does not understand why Avigen appears to be resisting the MediciNova transaction. Economically, based on publicly available information, we believe this proposed transaction to be in the best interest of all stockholders. In a worst case scenario, stockholders would receive approximately Avigen's liquidation value. In a best-case scenario, stockholders would own 45% of the combined company.

4. Is management requiring downside protection for Avigen stockholders as a condition to all potential "strategic alternatives?" If this is the case, Avigen should state so explicitly so stockholders can stop worrying about losing the bulk of their investment. If not, please explain how any alternative without downside protection could be more attractive to stockholders. Most biotech companies in Avigen's shoes have managed to destroy the majority of stockholder value through by pursuing their favorite merger. How can Avigen justify standing in the way of the downside protection being offered by MediciNova?

5. What is the estimated net liquidation value of Avigen? In response to our tender offer, management claimed that Avigen is currently worth more than our offer of $1 per share, without support of any kind. We call on management to publicly provide their estimate of Avigen's liquidation value, together with a detailed analysis. Management should also disclose how much cash was burned by Avigen since its last public filing on September 30, 2008 and how much cash net of debt and obligations will be available on March 31, 2009.

6. What are Avigen's total "golden parachute" obligations and how much time did Avigen's CEO spend in Utah versus California during the critical months of December and January? In a shameless example of acting in their own self-interest, in October 2008 management increased its "golden parachute" payments in order to "to attract and retain key executive talent." At the time, we estimated these payouts to total at least $3 million, an incredible 16.5% of Avigen's entire market value at the time of adoption. BVF believes this is particularly egregious given the current economic environment. What is the current value of these obligations and how many employees stand to receive these payouts?

7. What is Avigen's relationship with its financial advisers and how are they being compensated? In January 2009, the Board of Directors announced that it had retained not one but two financial advisers, RBC Capital Markets and Pacific Growth Equities LLC. Why did the Board find it necessary to engage two financial advisers? Will these advisors be paid in the same currency as stockholders or will they, like management, take cash and leave stockholders with paper?

Mark N. Lampert, the General Partner of BVF stated, "Since management announced the failure of AV650 in October of last year, we have found their reluctance to address certain issues, which we believe are integral for stockholders' assessment of Avigen's current prospects and future direction, to be incredibly frustrating. We are hopeful management will not hide behind vague generalities, and will provide specific answers to these important questions.

Mr. Lampert continued, "We hope the Board and management will address our questions and concerns and provide stockholders with the disclosure necessary to properly evaluate and determine the best strategic direction for Avigen. We call on each Board member, consistent with his fiduciary duties, to act in the best interests of all stockholders. If we determine this Board has acted inconsistently with its fiduciary duties, we will not hesitate to take any and all actions within our rights as stockholders, including commencing litigation and/or seeking an injunction, in order to protect our investment in Avigen. We look forward to the Board's and management's response."

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biotechnology Value Fund, L.P. ("BVF"), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying GOLD proxy card to be used to solicit proxies for the removal of the members of the Board of Directors of Avigen, Inc. ("Avigen"), without cause, and for the election of BVF's slate of director nominees to replace the removed directors at a special meeting of stockholders, to be called by Avigen at the request of BVF and Biotechnology Value Fund II, L.P. ("BVF2").

BVF STRONGLY ADVISES ALL STOCKHOLDERS OF AVIGEN TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are BVF, BVF2, BVF Investments, L.L.C. ("BVLLC"), BVF Acquisition LLC ("BVF Acq"), Investment 10, L.L.C. ("ILL10"), BVF Partners L.P. ("Partners"), BVF Inc. ("BVF Inc."), Mark N. Lampert, Oleg Nodelman, Matthew D. Perry and Robert M. Coppedge.

As of the date of this filing, BVF beneficially owned 1,975,340 shares of Common Stock of Avigen, BVF2 beneficially owned 1,364,911 shares of Common Stock of Avigen, BVLLC beneficially owned 4,969,764 shares of Common Stock of Avigen and ILL10 beneficially owned 509,585 shares of Common Stock of Avigen.

BVF Acq does not directly own any shares of Common Stock. As a member of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, BVF Acq may be deemed to beneficially own the 8,819,600 shares of Common Stock beneficially owned in the aggregate by the other Reporting Persons. BVF Acq disclaims beneficial ownership of such Shares.

As the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10, Partners may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned in the aggregate by BVF, BVF2, BVLLC and ILL10. As the investment adviser and general partner of Partners, BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned by BFV Inc.

None of Messrs. Nodelman, Perry or Coppedge directly owns any shares of Common Stock of Avigen. As a members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Nodelman, Perry and Coppedge may be deemed to beneficially own the 8,819,600 shares of Common Stock of Avigen beneficially owned in the aggregate by the other participants named herein. Each of Messrs. Nodelman, Perry and Coppedge disclaims beneficial ownership of such shares of Common Stock.